                                                                     EX-99.B(10)

                     [Letterhead of Morgan, Lewis & Bockius]

                                 April 30, 1993

Flag Investors International Fund, Inc.
135 East Baltimore Street
Baltimore, Maryland  21202

Ladies and Gentlemen:

                  We have acted as counsel for Flag Investors International Fund, Inc. (the "Fund") in connection with the organization of the Fund. We have examined and participated in the preparation of the Fund's Articles of Incorporation, its By-Laws, its minutes of meetings and forms of unanimous consent of its Board of Directors and Shareholders, and Post-Effective Amendment No. 10 under the Securities Act of 1933 and Amendment No. 11 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A (No. 33-8479) (the "Registration Statement") filed with the Securities and Exchange Commission on April 30, 1993 pursuant to which the Fund expressly adopted the registration statement of Flag Investors International Trust as its own.

                  Based upon the foregoing and our consideration of such other matters as we have deemed necessary, we are of the opinion that, assuming that the Registration Statement is declared effective sixty days after filing, upon such effectiveness, the shares of common stock of the Fund (the "Shares"), when issued and paid for pursuant to the terms of the offering as described in the Fund's Prospectus filed as part of such Registration Statement, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the inclusion of this opinion as Exhibit 10(b) to the Registration Statement.

                                           Very truly yours,


                                           /s/ Morgan, Lewis & Bockius
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